AMENDED EXHBIT A

DATED NOVEMBER 1, 2025

Pursuant to Section 8 of the Agreement, the Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered to each Fund, a Fee, computed and accrued daily and paid monthly in arrears at an annual rate of each Fund’s average daily net assets, subject to an annual minimum fee per Fund managed by the Sub-Adviser, as noted below.

The Sub-Adviser agrees to cap the invoiced amount to the Adviser at $500,000 for the Funds managed by the Sub-Adviser on an annual basis, subject to an annual escalator, defined as the prior year’s cumulative percentage increase of the United States Consumer Price Index - All Urban Consumers, U.S. City Average (not Seasonally-Adjusted, as of the date the first net asset value is calculated for the Westwood LBRTY Global Equity ETF, identified by Series ID CUUR0000SA0), published by the Bureau of Labor Statistics, United States Department of Labor (or its successor index) (the “CPI”) during the period beginning on the date of the prior fee adjustment.

Name of Fund	Fees	Expiration of Initial Term
Westwood Salient Enhanced Midstream Income ETF	0.05% of the Fund’s first $100 million of average daily net assets; 0.04% of the Fund’s next $250 million of average daily net assets; and 0.02% of the Fund’s average daily net assets over $350 million,; subject to an annual fee of $35,000	March 1, 2026

Westwood Salient Enhanced Energy Income ETF	0.05% of the Fund’s first $100 million of average daily net assets; 0.04% of the Fund’s next $250 million of average daily net assets; and 0.02% of the Fund’s average daily net assets over $350 million, subject to an annual fee of $35,000	March 1, 2026

Westwood LBRTY International Equity ETF	0.05% of the Fund’s first $100 million of average daily net assets; 0.04% of the Fund’s next $250 million of average daily net assets; and 0.02% of the Fund’s average daily net assets over $350 million, subject to an annual fee of $35,000	March 24, 2027

Westwood LBRTY Global Equity ETF	0.05% of the Fund’s first $100 million of average daily net assets; 0.04% of the Fund’s next $250 million of average daily net assets; and 0.02% of the Fund’s average daily net assets over $350 million, subject to an annual fee of $35,000	March 24, 2027

Westwood LBRTY Emerging Markets Equity ETF	0.05% of the Fund’s first $100 million of average daily net assets; 0.04% of the Fund’s next $250 million of average daily net assets; and 0.02% of the Fund’s average daily net assets over $350 million, subject to an annual fee of $35,000	March 24, 2027

Westwood Enhanced Income Opportunity ETF	0.05% of the Fund’s first $100 million of average daily net assets; 0.04% of the Fund’s next $250 million of average daily net assets; and 0.02% of the Fund’s average daily net assets over $350 million, subject to an annual fee of $35,000	November 1, 2027

Westwood Enhanced Alternative Income ETF	0.06% of the Fund’s first $100 million of average daily net assets; 0.04% of the Fund’s next $250 million of average daily net assets; and 0.02% of the Fund’s average daily net assets over $350 million, subject to an annual fee of $45,000for the first twenty-four (24) months following the Fund’s commencement of operations, and an annual fee of $35,000 thereafter	November 1, 2027

Westwood Enhanced Multi-Asset Income ETF	0.06% of the Fund’s first $100 million of average daily net assets; 0.04% of the Fund’s next $250 million of average daily net assets; and 0.02% of the Fund’s average daily net assets over $350 million, subject to an annual fee of $45,000for the first twenty-four (24) months following the Fund’s commencement of operations, and an annual fee of $35,000 thereafter	November 1, 2027

IN WITNESS WHEREOF, the parties hereto have executed this Schedule A as of the date first above written.

	ULTIMUS MANAGERS TRUST		WESTWOOD MANAGEMENT CORP.

By:	/s/ Todd E. Heim	By:	/s/ William R. Hardcastle, Jr.
Name:	Todd E. Heim	Name:	William R. Hardcastle, Jr.
Title:	President	Title:	Managing Director

VIDENT ASSET MANAGEMENT

By:	/s/ Amrita Nandakmar
Name:	Amrita Nandakmar
Title:	President